Exhibit 10.3

Description of Performance Criteria
Under the Annual Incentive Plan of the Company

The following is a description of certain terms of the Air Products and Chemicals Annual Incentive Plan (the “Plan”) provided pursuant to paragraph 10(iii) of Item 601 of Regulation S-K, which requires a written description of material terms and conditions of a compensatory plan not contained in a formal document.

The Management Development and Compensation Committee of the Board of Directors of the Company has determined that bonuses under the Plan for the fiscal year will be payable based on a formula that takes into account growth in earnings per share and return on equity. The maximum bonus pool for the fiscal year is determined according to the formula. The Committee may determine to adjust awards downward.